SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /x/
Filed by a party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Under Rule 14a-12
HEARME
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/x/	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

October 1, 2001

Dear Fellow Stockholders:

    As you may be aware, HearMe has adjourned our Annual Meeting of Stockholders (the "Meeting"), previously scheduled for September 28, 2001, until October 22, 2001. At the Meeting, we will, among other matters, seek approval of the Company's Plan of Liquidation and Dissolution (the "Plan"), which has been unanimously approved by the Board of Directors. Due in part to delays caused by the recent tragic events at the World Trade Center and the Pentagon, we believe that this adjournment will afford our stockholders adequate time to review and respond to the proxy materials relating to the Plan and is in the best interests of HearMe and our stockholders.

    The Meeting will be held at 10:00 a.m. local time on Monday, October 22, 2001 at the Sheraton Sunnyvale Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089.

    If you have not yet submitted your proxy, please do so at your earliest convenience. Due to the adjournment, the record date for the meeting remains June 1, 2001. The Company's Board of Directors has unanimously approved the Plan as being in the best interests of the Company's stockholders and recommends that all stockholders as of the record date for the Meeting, including those who may have subsequently sold shares, vote for the approval and adoption of the Plan. Because the approval and adoption of the Plan requires the affirmative vote of a majority of all outstanding shares as of the record date, your vote is extremely important. Affirmative votes are necessary to enable us to proceed with the wind-down of the Company's business, the liquidation of the Company's assets and potential distributions of cash or other property to our stockholders (as set forth in the proxy materials and the Plan).

    In the meantime, we continue to take steps and aggressively explore opportunities to prepare for the ultimate wind-down of our business and to maximize the amounts that may ultimately be distributed to stockholders. We continue to negotiate with creditors and customers, explore alternatives relating to potential sales or licenses of assets, pursue receivables and revenue opportunities, minimize costs where possible and attempt to limit our future liabilities. In addition, as we disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2001, our Board of Directors has taken steps to ensure that the key members of our management team who are critical to the process of winding down and liquidating our assets are incented to continue to maximize stockholder value, including an arrangement whereby in the event that more than an aggregate of $1.5 million is available for distribution to stockholders pursuant to the Plan, key management will be entitled to bonuses equal in the aggregate to 12% of the amount in excess of $1.5 million.

    We continue to work to maximize the potential distributions to stockholders, and, as mentioned above, one important step is the receipt of your proxy. Accordingly, we encourage you to follow the simple instructions enclosed and vote your shares. For your convenience and to ensure a quick response, we have arranged for proxies to be submitted either by telephone or the Internet.

    If you have any questions or need assistance in voting your shares, please do not hesitate to call Morrow & Co., Inc., our proxy solicitor, at 1-877-366-1578. This number will allow operators to take televotes, if requested. The hours of operation will be 8:00 AM to 5:00 PM central time Monday through Friday.

Thank you for your continued support,

James Schmidt
Chief Executive Officer

685 Clyde Avenue Mountain View California 94043
telephone: 650.429.3900 facsimile 650.429.3911 www.hearme.com